Exhibit 99.1

Contact:

Walter Parks

Chief Operating Officer

bebe stores, inc.

(415) 715-3900

bebe stores, inc.

Announces the Discontinuation of PH8 Operations and Related Store Closures

BRISBANE, CALIF. — July 6, 2010 — bebe stores, inc. (Nasdaq: BEBE) today announced that it will discontinue operations of its PH8 division, allowing the company to focus its efforts on improving bebe sales and profitability as well as continuing to develop its 2b bebe concept, including the possible conversion of certain current PH8 stores to 2b bebe stores.

The company estimates the total pre-tax cost associated with closing or converting its 48 PH8 stores will be approximately $17 million.  This $17 million includes an estimated $2 million related to the write-off of the net book value of the stores’ assets and up to $1 million to mark down inventory to the lower of cost or market, both non-cash charges will be recorded in the fourth quarter of fiscal 2010.  The $17 million also includes an estimated $14 million related to future lease liabilities and potential salary expenses, both cash charges which the company expects to record as the stores close.  The company will begin to close or convert the PH8 stores in the first fiscal quarter of 2011 and believes all 48 stores will be closed or converted during fiscal 2011.

The company made this decision based on the approximate after tax loss of $10 million during fiscal 2010, before taking into account costs associated with store impairment charges.

Based on preliminary results, the company anticipates its 2010 fiscal fourth quarter comparable store sales will be at the low end of the range previously provided and currently remains comfortable with the earnings guidance previously provided.  The company will report actual comparable store sales for the 2010 fiscal 4th quarter on July 8, 2010 and will report actual fiscal year and fiscal 4th quarter 2010 earnings per share on August 26, 2010.

bebe stores, inc. designs, develops and produces a distinctive line of contemporary women’s apparel and accessories, which it markets under the bebe, BEBE SPORT, bbsp, 2b bebe and PH8 brand names. bebe currently operates 297 stores, of which 213 are bebe stores, 48 are PH8 stores, 35 are 2b bebe stores and 1 is a bebe accessories store. These stores are located in the United States, U.S. Virgin Islands, Puerto Rico and Canada. In addition, there is an online store at www.bebe.com.

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